Exhibit 19
UWM HOLDINGS CORPORATION
INSIDER TRADING POLICY
Prohibition Against Insider Trading:
It is a violation of UWM policy and federal law for any team member to trade in UWM securities while the team member is aware of material, nonpublic information about UWM. It is also illegal and against UWM policy to communicate or “tip” material, nonpublic information to others so that they may trade in UWM securities based on that information. The Board of Directors (the “Board”) of UWM Holdings Corporation (together with its subsidiaries, “UWM”) has adopted this Insider Trading Policy (the “Policy”) to promote compliance with these U.S. federal and state securities laws.
Securities Subject to the Policy:
This Policy applies to all securities issued by UWM, including its Class A Common Stock and warrants, and any other type of security that UWM may issue or that relates to UWM’s securities, such as debt or other derivative securities. This Policy also applies to any instruments, securities or arrangements that affect economic exposure to changes in the prices of these securities, such as exchange traded put or call options, hedging transactions, and short sales.
Persons Subject to the Policy:
This Policy applies to all UWM team members, including all captains, officers, all members of the Board and any other persons that the Board determines should be subject to this Policy, such as contractors or consultants who have access to material, nonpublic information about UWM (each, a “Covered Person”). This Policy also applies to Covered Persons’ spouses, children, parents, other relatives who live in their households and trusts and similar entities with respect to which Covered Persons are trustees or otherwise enjoy beneficial ownership (each, a “Related Party”). For example, (i) a Related Party of a Covered Person may not purchase UWM securities while the Covered Person is in possession of material, nonpublic information, even if the Covered Person does not actually tip the Related Party regarding such information, and (ii) a Related Party of a Covered Person with Access (as defined below) is subject to the pre-clearance and trading window restrictions set forth in this Policy.
Definition of Material, Nonpublic Information:
Material Information:
Information is considered “material” if a reasonable investor would consider it important in deciding whether to buy, sell or hold UWM’s securities, or if disclosure would be expected to significantly alter the total mix of information in the marketplace about UWM. In simple terms, material information is any type of information that could reasonably be expected to affect the market price of UWM’s securities. Both positive and negative information may be material.
Nonpublic Information:
Information is considered “nonpublic” until it has been widely disseminated to the public and the public has had a chance to absorb and evaluate it. This will typically occur when an item is included in a press release, a Form 8-K, a quarterly or annual report filed with the Securities and Exchange Commission (the “SEC”), or discussed on an earnings call. Unless you have seen material information publicly disseminated, you should assume the information is nonpublic. For purposes of this policy, information will generally be considered public after the second full trading day following UWM’s public release of the information.

Exhibit 19
Restricted Transactions:
Transactions in UWM Securities
When a Covered Person knows material, nonpublic information about UWM, he or she may not:
•Trade, directly or indirectly through others, in UWM securities, i.e., purchase or sell UWM securities or derivatives of UWM securities (“trade”);
•Advise others to buy, hold or sell UWM securities;
•Assist anyone engaging in any of the above activities.
Transactions that may be necessary or justifiable for independent reasons (such as the need to raise money for an emergency) are not an exception to this Policy’s prohibition on insider trading.
Open Orders
You should exercise caution when placing open orders, such as limit orders or stop orders, with brokers as it may result in the execution of a trade during a black-out period, as discussed below under “Trading Windows”, which may result in inadvertent insider trading. Consequently, Covered Persons may only enter into Open Orders during an open window and which have an end date prior to the close of a Trading Window.
Transactions in the Securities of Other Companies
Covered Persons also may learn material, nonpublic information about other companies from time to time as a result of their jobs, including suppliers, acquisition targets or competitors. This Policy’s prohibitions against insider trading apply equally to transactions in those companies’ securities while the Covered Person is in possession of their material, nonpublic information.
Short Sales
Short selling is the act of borrowing securities to sell with the expectation of the price dropping and the intent of buying the securities back at a lower price to replace the borrowed securities. Covered Persons, regardless of whether or not they are aware of material, nonpublic information about UWM, may not engage in short sales of UWM’s securities. Transactions in certain put and call options for UWM’s securities may in some instances constitute a short sale.
Hedging Transactions
Certain forms of hedging or monetization transactions, such as zero-cost collars and forward sale contracts, allow a person to lock in much of the value of his or her stock holdings, often in exchange for all or part of the potential for upside appreciation in the stock. These transactions allow such person to continue to own the covered securities, but without the full risks and rewards of ownership. When that occurs, the Covered Person may no longer have the same objectives as UWM’s other shareholders. Therefore, Covered Persons are prohibited from engaging in any such transactions.
Disclosure of Material Nonpublic Information
Purposeful or inadvertent disclosure of material nonpublic information may result in “tipper” liability if the receiver of that information trades in UWM securities. Therefore, Covered Persons may not communicate or otherwise disclose material, nonpublic information to anyone else, including to team members whose jobs do not require them to have such information, or to individuals outside of UWM unless such communication is appropriate under the circumstances, has been properly authorized, and the person receiving the information has agreed, in writing, to keep such information confidential.

Exhibit 19
Special Transactions Requiring Pre-Clearance by Compliance Officer:
Margin Account and Pledged Securities:
Securities held in a margin account may be sold by a broker without the account holder’s consent if the account holder fails to meet a margin call. Similarly, securities pledged as collateral for a loan may be sold in foreclosure if the borrower defaults on the loan. Because a margin sale or foreclosure sale may occur at a time when the pledgor is aware of material, nonpublic information or otherwise is not permitted to trade in UWM’s securities, Covered Persons should take special precautions when placing UWM securities in a margin account or when pledging UWM securities as collateral for a loan.
Additionally, no executive officer or director of UWM may place in any margin account, or pledge as collateral for any loan, any shares of UWM Class A Common Stock without the prior consent of UWM. In order for UWM to comply with its securities disclosure requirements and to ensure that margin accounts are structured in a manner that minimizes insider trading concerns, any Covered Person who wishes to place UWM securities in a margin account or pledge UWM securities as collateral for a loan should provide UWM’s Chief Legal Officer or another person designated by the Audit Committee of the Board (each, a “Compliance Officer”) written notice of his or her intent to margin or pledge UWM securities, accompanied by a copy of the proposed documentation, at least five business days prior to the margin or pledge.
Transactions Exempt from the Policy:
This Policy does not apply to:
•Transfers by will or the laws of descent and distribution, or transfers for tax planning purposes in which your beneficial ownership and pecuniary interest in the transferred UWM securities does not change;
•Transactions related to UWM’s equity plans, including:
othe acceptance of restricted stock, restricted stock units or the like issued or offered by UWM;
othe vesting, cancellation, or forfeiture of restricted stock, or restricted stock units; and
oUWM’s withholding of restricted stock or restricted stock units to satisfy tax withholding requirements.
•Bona fide gifts, unless the person making the gift has reason to believe that the recipient intends to sell the UWM securities while the officer, team member or director is aware of material, nonpublic information about UWM, or the person making the gift is subject to the trading restrictions specified below under the heading “Trading Windows” and has reason to believe that the sales by the recipient of the UWM securities will occur during a black-out period.
Trading Windows:
As team members, you will have access to nonpublic information which may be material. To avoid any concern that you may have material, nonpublic information when trading in shares of UWM’s securities, UWM has adopted trading windows during which you can buy or sell shares of UWM’s securities (each a “Trading Window”). Each Trading Window commences two business days after the release of quarterly earnings and closes ten (10) business days before the end of a quarter.
Each quarter, you will receive an email notice informing you when the Trading Window is scheduled to open and when it will be closing. However, if you have material, nonpublic information you may not trade in UWM securities – even if you have been advised that the Trading Window is open. Please check with the Legal team if you have any questions about whether you have material, nonpublic information.
In addition, UWM shall by notice to affected persons, have the right to impose special black-out periods during which affected persons will be prohibited from buying, selling, or otherwise effecting transactions in any stock or other securities of UWM or derivative securities thereof, even though the Trading Window would otherwise be open. If UWM notifies you that you are subject to a special black-out period, you may not disclose to others the fact that you are subject to the special black-out period. UWM will re-open the Trading Window at the beginning of the

Exhibit 19
second trading day following the date of public disclosure of the information, or at such time as the information is no longer material.
Persons and Transactions Subject to Pre-Clearance:
If you are either (i) any Director or officer subject to the reporting provisions and the trading restrictions of Section 16 of the Securities Exchange Act of 1934, as amended (a “Section 16 Person”) or (ii) been advised by a Compliance Officer that because of your position with UWM you have regular access to material, nonpublic information, then you are a “Covered Person with Access”.
Purchase and Sale Transactions
Covered Persons with Access may purchase or sell securities of UWM only after obtaining pre-clearance from a Compliance Officer. This pre-clearance requirement applies to all purchases or sales of UWM securities, including open-market purchases and sales of UWM securities, as well as transactions involving derivatives of UWM securities. Clearance of a proposed transaction is valid only for a 72-hour period. If the transaction order is not completed within that 72-hour period, clearance of the transaction must be re-requested.
Please note, however, that it is the Covered Person with Access’s sole responsibility to comply with all applicable securities laws. UWM does not undertake any obligation with respect to a Covered Person with Access’s securities law compliance by virtue of pre-clearing any particular trade, and UWM urges each Covered Person with Access to consult his or her legal counsel before engaging in transactions.
Bona Fide Gifts
Bona fide gifts by Section 16 Persons must be pre-cleared by a Compliance Officer in order for the Compliance Officer to ensure the transaction is properly reported in accordance with SEC rules.
Rule 10b5-1 Trading Plans:
If a transaction is made pursuant to a pre-arranged trading plan that was entered into when the Covered Person was not in possession of material, nonpublic information (a “Rule 10b5-1 Trading Plan”), a Covered Person will not be prohibited pursuant to such Rule 10b5-1 Trading Plan while aware of material, nonpublic information provided that the Rule 10b5-1 Trading Plan was entered into in accordance with this Policy. A Covered Person may only have one Rule 10b5-1 Trading Plan at a time.
A Rule 10b5-1 Trading Plan must (i) be written, (ii) specify the amount of, date(s) on, and price(s) at which UWM securities are to be traded or establish a formula for determining such terms, (iii) not allow the Covered Person to subsequently influence the determination of when, how or whether to purchase or sell UWM securities, (iv) certify that the plan was entered into in good faith and (v) receive prior approval from a Compliance Officer. Any amendment or termination of a Rule 10b5-1 Trading Plan must be approved by a Compliance Officer.
Rule 10b5-1 Trading Plans may not be adopted when the Covered Person is in possession of material, nonpublic information and trades may not be made until the expiration of the applicable cooling-off period. For Section 16 Persons, the cooling-off period is the later of (i) ninety days, or (ii) two business days after UWM publicly discloses its financial results. For all other Covered Persons the cooling-off period is thirty days.
A Compliance Officer has full discretion to determine whether to approve any Rule 10b5-1 Trading Plan, whether or not such plan complies with the procedures set forth above. Section 16 Persons are encouraged, should they wish to trade in UWM securities, to do so through a Rule 10b5-1 Trading Plan. Information regarding a Rule 10b5-1 Trading Plan that you may enter into may be publicly disclosed, as required by law.
Post-Termination Transactions:
This Policy’s prohibitions against insider trading will continue to apply to transactions in UWM securities by former Covered Persons and their Related Parties as follows: if a Covered Person is aware of material, nonpublic

Exhibit 19
information when his or her employment, director or other relationship terminates, he or she will remain subject to this Policy’s prohibitions against insider trading until that information has become public or is no longer material.
Reporting Violations:
Any Covered Person who becomes aware of a violation of this Policy should report such violation to his or her team leader or a Compliance Officer.
Compliance Review:
Whenever a Covered Person has any questions about a transaction or compliance with this Policy or seeks an exception from this Policy, he or she should consult with a Compliance Officer before the transaction takes place, although such Compliance Officer’s advice should not be considered investment advice, legal advice, or a guarantee that no liability will arise. All decisions by Compliance Officers with respect to this Policy will be final.
Penalties for Insider Trading:
A Covered Person’s failure to comply with this Policy may subject the Covered Person to UWM-imposed sanctions, including dismissal, regardless of whether or not the Covered Person’s failure to comply with this Policy results in a violation of law. In addition, Covered Persons who engage in insider trading (i) could be subject to criminal prosecution, including imprisonment, and civil actions, including disgorgement of profits, fines, and damages, and (ii) may subject UWM and its managers to civil and criminal liability.
Acknowledgement:
All Covered Persons must certify their understanding of, and intent to comply with, this Policy.

Exhibit 19

ACKNOWLEDGMENT AND RECEIPT OF
UWM HOLDINGS CORPORATION INSIDER TRADING POLICY
I, _______________________________, hereby certify that I have been provided and have carefully read and understand the Insider Trading Policy of UWM Holdings Corporation (the “Policy”), and that I agree to strictly adhere to the Policy. I further certify that I understand that failure to adhere to the Policy will result in serious consequences and, may result in termination of my employment or engagement with the Company.

Signature:___________________________

Print Name:  ________________________

Title: ______________________________

Date: ______________________________